Exhibit 99.1

     Valpey-Fisher Corporation Reports First Quarter 2003 Results


    HOPKINTON, Mass.--(BUSINESS WIRE)--May 12, 2003--Valpey-Fisher Corporation (AMEX:VPF), reported today its financial results for the first quarter ended March 30, 2003. Valpey-Fisher Corporation specializes in providing frequency control devices, including quartz crystals and oscillators.
    Michael J. Ferrantino, President and Chief Executive Officer said, "In spite of our less than desirable financial performance, we believe progress has been made during the 1st quarter of 2003. Comparing the 1st quarter of 2003 to 2002 and adjusting for the effect of the $723,000 of cancellation charge revenue in 2002, revenue, gross margin and operating income improved. While we recorded albeit a small positive gross margin in the current quarter, adjusting for the effect of the 2002 cancellation charge, this represents the first positive gross margin quarter since the 3rd quarter of 2001.
    Net sales for the quarter ended March 30, 2003 were $1,711,000, a decrease of $642,000 from the amount reported in the 1st quarter of 2002. As mentioned above, the 2002 net sales amount included cancellation charge revenue of $723,000 from two customers. For the current quarter we had an operating loss of $700,000 and a net loss of $457,000 or $.11 per diluted share. This compares to an operating loss of $495,000 and a net loss of $248,000 or $.06 per diluted share in 2002 quarter. The book-to-bill ratio for the current quarter was 1.12 versus .98 for the 2002 quarter. Our backlog at March 30, 2003 was $1.2 million compared to $1.1 million at December 31, 2002 and $1.3 million at March 31, 2002."
    Mr. Ferrantino further said, "A significant portion of the operating losses realized in the 1st quarter is related to our continuing investment in our business, in particular our hiring of new people. In our 2002 annual report we mentioned that we had performed an assessment of our skill sets and in fact found it necessary to trim our workforce by approximately 15%. In January we started to add back into the Company new key people in specific roles that we felt would help us even in this down market and expedite our return to profitability. Two key new hires have joined the Company this quarter. Michael Ferrantino, Jr., my son, joined in January as VP of Sales and Marketing. He comes to us with 10 years experience in engineering and marketing of high-tech products. Paul Cahn rejoined the Company after spending two years in sales at Vectron, one of our largest competitors. Paul is director of marketing of our VFT division and his principal assignment is to rapidly drive growth around our recently announced new products.
    On April 30th, we announced the signing of an Asset Purchase Agreement to acquire certain assets of MF Electronics Corp., located in New Rochelle, NY. We expect the transaction to close in 30 days. The acquisition of MF Electronics is another step in executing our growth strategy and adds a new dimension to Valpey-Fisher's portfolio of products, specifically in the high-reliability frequency segment. In addition, this acquisition will enable cross selling within our respective customer bases and will add to our sales backlog and leadership team. Over the next few months, we will be transitioning the MF operations to our plant located in Hopkinton, MA. We have done our homework, but expect some increased costs as a result of the move. The cost increases relate to the relocation of equipment, training of personnel and the cost of managing both operations during the two-month transition period.
    Ted Valpey, Jr. Chairman said, "We're especially excited about the MF Electronics business becoming part of Valpey-Fisher. Both companies have a long history in the time and frequency control industry, however, each serves unique markets. Our cultures and philosophies match on customer service and commitment to the industry we serve.
    Over the last year our industry continues to consolidate. We intend to play a leadership role in this consolidation and diligently pursue strategic opportunities that we feel have long-term benefit to our Company."

    Forward-Looking Statements

    Certain statements made herein contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Words such as "expects", "believes", "estimates", "plans" or similar expressions are intended to identify such forward-looking statements. The forward-looking statements are based on the Company's current views and assumptions and involve risks and uncertainties that include, but not limited to: the ability to develop, market and manufacture new innovative products competitively, the fluctuations in product demand of the telecommunications industry, the ability of the Company and its suppliers to produce and deliver materials and products competitively, and the ability to limit the amount of the negative effect on operating results caused by pricing pressure.


Valpey-Fisher Corporation
Condensed Consolidated Statements of Operations
Unaudited
(in thousands, except per share data)                  Quarter Ended
                                                      3/30/03 3/31/02

Net sales                                              $1,711  $2,353
Cost of sales                                           1,663   2,190
   Gross profit                                            48     163

Selling and advertising expenses                          375     353
General and administrative expenses                       373     305
                                                          748     658
   Operating (loss)                                      (700)   (495)

Other income, net (A)                                       8     156
(Loss) from continuing operations before income taxes    (692)   (339)
Income tax benefit                                        235     136
(Loss) from continuing operations (A)                    (457)   (203)
(Loss) from discontinued operations                         0     (45)
Net (loss)                                              $(457)  $(248)


Basic (loss) per share:
  Continuing operations                                $(0.11) $(0.05)
  Discontinued operations                                0.00   (0.01)
                                                       $(0.11) $(0.06)

Diluted (loss) per share:
  Continuing operations                                $(0.11) $(0.05)
  Discontinued operations                                0.00   (0.01)
                                                       $(0.11) $(0.06)

Basic weighted average shares                           4,197   4,149
Diluted weighted average shares                         4,197   4,149


(A) For the quarter ended 3/31/02, the net loss from continuing operations includes a gain on the sale of an investment amounting to $124,000 or $.03 per basic and diluted share.



Valpey-Fisher Corporation
Condensed Consolidated Balance Sheets
(in thousands)
                                                  (Unaudited)(Audited)
                                                     3/30/03 12/31/02
ASSETS
   Current assets:
      Cash and cash equivalents                       $3,856   $5,758
      Receivables, net                                 2,792    2,175
      Inventories, net                                 1,633    2,028
      Deferred income taxes and other current
       assets                                          1,096    1,110
        Total current assets                           9,377   11,071
   Property, plant and equipment, at cost             10,190   10,165
    Less accumulated depreciation                      6,433    6,231
                                                       3,757    3,934
   Other assets                                          149      146
                                                     $13,283  $15,151

LIABILITIES AND STOCKHOLDERS' EQUITY
   Current liabilities                                $1,007   $2,365
   Deferred income taxes                                 678      704
   Stockholders' equity                               11,598   12,082
                                                     $13,283  $15,151


    CONTACT: Valpey-Fisher Corporation
             Michael J. Kroll, 508/435-6831 ext. 600